Exhibit 99.1

STOCKHOLDER VOTING AND SUPPORT AGREEMENT

This Stockholder Voting and Support Agreement, dated as of September 7, 2023 (this “Agreement”), is entered into by and among Getaround, Inc., a Delaware corporation (the “Company”), and the undersigned stockholder (the “Supporting Stockholder”).

RECITALS

WHEREAS, the Company is concurrently with, or subsequent to, the execution and delivery of this Agreement, entering into a subscription agreement (the “Subscription Agreement”) with Mudrick Capital Management L.P., on behalf of certain funds, investors, entities or accounts that is managed, sponsored or advised by it (together with its permitted successors and assigns, the “Lender”) pursuant to which the Company will issue, and the Lender will subscribe to, a super priority secured promissory note for an initial principal amount of approximately $15 million (the “Note”);

WHEREAS, capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Subscription Agreement or the Note;

WHEREAS, the Subscription Agreement contemplates (a) the initiation and continuation of the Process and (b) adjustments to the Conversion Rate set forth in the Convertible Notes Indenture pursuant to the Initial Conversion Price Adjustment and, subject to certain conditions, the Additional Conversion Price Adjustment (collectively, the “Transactions”);

WHEREAS, as of the date hereof, the Supporting Stockholder is the record owner or “beneficial owner” (as defined under Rule 13d-3 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) of the number of shares of common stock of the Company, par value $0.0001 per share (the “Company Common Stock”), as set forth on Exhibit A, which represent all of the shares of the Company Common Stock held by such Stockholder as of the date hereof (such Shareholder’s shares, the “Existing Shares”);

WHEREAS, the Supporting Stockholder agrees to enter into this Agreement with respect to all of its Existing Shares, and any additional shares of Company Common Stock that such Stockholder may hereafter acquire prior to the termination of this Agreement (such shares, together with the Existing Shares, the “Covered Shares”);

WHEREAS, as a condition and inducement to the willingness of the Lender to provide financing pursuant to the Note, the Supporting Stockholder has agreed to enter into this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Company and the Supporting Stockholder hereby agree as follows:

ARTICLE I

VOTING

1.1 Stockholder Agreement to Vote.

(a) The Supporting Stockholder hereby irrevocably agrees, from and after the date hereof and until the date on which this Agreement is terminated pursuant to Section 5.1 hereof, at any meeting of the stockholders of the Company (the “Stockholder Meeting”), however called, including any adjournment, recess or postponement thereof or, if applicable, by written consent, to, in each case to the fullest extent that the Covered Shares are entitled to vote thereon or consent thereto:

(i) appear (in person or by proxy) at each such meeting or otherwise cause all of the Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii) vote (or cause to be voted), in person or by proxy at the Stockholders Meeting, all of the Covered Shares: (i) in favor of the Transactions and the approval of any documents relating to the Transactions; (ii) in favor of the approval of any proposal to adjourn or postpone any Stockholder Meeting to a later date if there are not sufficient votes for approval of the Transactions on the date on which such Stockholder Meeting is held; (iii) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Subscription Agreement or the Note with respect to the Transactions; and (iv) against any action, proposal, transaction or agreement that would reasonably be expected to impede, materially delay or adversely affect the consummation of the Transactions or the fulfillment of the Company’s covenants under the Subscription Agreement or the Note with respect to the Transactions or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s certificate of incorporation or bylaws); and

(iii) not commit or agree to take any action inconsistent with the actions contemplated in sub-clauses (i) and (ii) above.

(b) This Agreement is entered into by the Supporting Stockholder in its capacity as owner of the Covered Shares and nothing in this Agreement shall limit or restrict the Supporting Stockholder, or any Affiliate or designee of the Supporting Stockholder, who serves as a member of the Board of Directors of the Company in acting in its capacity as a director of the Company and exercising its fiduciary duties and responsibilities as a director of the Company.

1.2 No Inconsistent Agreements. The Supporting Stockholder hereby represents, warrants, covenants and agrees that, except for this Agreement, it (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Covered Shares (other than proxy(ies), voting instruction(s) or voting agreement(s) solicited on behalf of the Board of Directors of the Company in connection with Transactions, the election of directors, approval of a reverse stock split of the Company’s capital stock (including any related changes to the Company’s certificate of incorporation in connection therewith), and ratification of the appointment of the Company’s independent registered public accounting firm) and (c) has not entered into any agreement or knowingly taken any action (and shall not enter into any agreement or knowingly take any action), in each case that would make any representation or warranty of the Supporting Stockholder contained herein untrue or incorrect in any material respect or that is inconsistent with the Supporting Stockholder’s obligations under this Agreement.

1.3 Proxy.

(a) The Supporting Stockholder hereby revokes any and all prior proxies or powers of attorney given by the Supporting Stockholder with respect to the voting of the Covered Shares inconsistent with the terms of this Agreement.

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ARTICLE II
OTHER COVENANTS

2.1 Stock Dividends, etc.

(a) In case of a stock dividend or distribution, or any change in shares of Company Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, for all purposes under this Agreement, the term “Covered Shares” shall be deemed to refer to and include the Covered Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Covered Shares may be changed or exchanged or that are received in such transaction.

(b) The Supporting Stockholder shall, while this Agreement is in effect, notify the Company promptly in writing of the number of any additional shares of Company Common Stock, any additional options, warrants or rights or other awards to purchase shares of Company Common Stock or other voting capital stock of the Company and any other securities convertible into or exercisable or exchangeable for shares of Company Common Stock or other voting capital stock or securities of the Company acquired (beneficially or of record) by such Person, if any, after the date hereof.

2.2 Transfers.

(a) While this Agreement is in effect, the Supporting Stockholder shall not directly or indirectly (i) sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (including by merger or otherwise by operation of law) (collectively, a “Transfer”) or (ii) enter into any voting trust, proxy, contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Covered Shares or any interest therein, unless, in each case, the transferee thereof enters into a joinder to this Agreement in the form set forth in Exhibit B.

(b) Any Transfer or attempted Transfer of any Company Common Stock in violation of Section 2.2(a) shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

2.3 Adverse Actions.

(a) While this Agreement is in effect, the Supporting Stockholder shall not: (i) take, agree or commit to take any action that would reasonably be expected to make any representation and warranty of the Supporting Stockholder contained in this Agreement inaccurate in any material respect as of any time during the term of this Agreement; (ii) fail to take all reasonable action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time; or (iii) take any action that would prevent, materially delay, or would reasonably be expected to delay in any material respect the Transactions.

(b) The Supporting Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company or any of its successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Note.

2.4 Disclosure. The Supporting Stockholder hereby consents to the publication and disclosure (and, as and to the extent otherwise required by applicable securities Laws or the Securities and Exchange Commission or any other securities authorities) by the Company of the Supporting Stockholder’s identity and beneficial ownership of the Existing Shares and the nature of the Supporting Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Company, a copy of this Agreement. The Supporting Stockholder will promptly provide any information reasonably requested by the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the Securities and Exchange Commission).

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2.5 The Supporting Stockholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by the Company, to effect the actions and consummate the transactions contemplated by the Subscription Agreement and the Note and the other transactions contemplated by this Agreement (including the Transactions), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable. Furthermore, if any controlled affiliates of a Supporting Stockholder holds Company Common Stock (including as a result of any acquisition after the date hereof), such Supporting Stockholder shall cause such controlled affiliate to execute a joinder to this Agreement in the form set forth in Exhibit B binding such Person as a “Supporting Stockholder.”

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SUPPORTING STOCKHOLDER

The Supporting Stockholder hereby represents and warrants to the Company as follows:

3.1 Authorization; Validity of Agreement.

(a) The Supporting Stockholder has the full right, requisite legal capacity, power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(b) This Agreement has been duly and validly executed and delivered by the Supporting Stockholder and, assuming due and valid authorization, execution and delivery hereof by the Company, constitutes the legal, valid and binding obligation of it enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.2 Ownership. On the date hereof, the Supporting Stockholder holds of record and owns beneficially all of the Existing Shares free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and encumbrances of any kind other than pursuant to applicable securities Laws and the terms of this Agreement. As of the date hereof, the Existing Shares represent all of the capital stock of the Company owned of record or beneficially by the Supporting Stockholder and, other than the Existing Shares, the Supporting Stockholder does not directly or indirectly hold or exercise control over any options, warrants or other rights or awards to purchase shares of Company Common Stock or other voting capital stock or securities of the Company or any other securities convertible into or exercisable or exchangeable for shares of Company Common Stock or other voting capital stock or securities of the Company. The Covered Shares are, and any additional options, warrants and other rights or awards to purchase shares of Company Common Stock or other voting capital stock or securities of the Company and any other securities convertible into or exercisable or exchangeable for shares of Company Common Stock or other voting capital stock or securities of the Company acquired by the Supporting Stockholder after the date hereof and prior to the Termination Date will be, owned beneficially or of record by the Supporting Stockholder, free and clear of any Liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and encumbrances of any kind other than pursuant to applicable securities Laws and the terms of this Agreement. The Supporting Stockholder has and will have at all times through the Effective Time sufficient rights and powers over voting and disposition with respect to the matters set forth in Article I, and to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Covered Shares, with no other limitations, qualifications or restrictions on such rights, in each case, subject to applicable securities Laws and the terms of this Agreement. All of the Existing Shares are, as of the date hereof, held directly by the Supporting Stockholder.

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3.3 Non-contravention. No authorization, consent, permit, action or approval of, or filing with, or notification to, any Governmental Authority is necessary, under applicable Law, for the consummation by the Supporting Stockholder of the transactions contemplated by this Agreement other than (i) any filings required under applicable Laws or (ii) as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance of the Supporting Stockholder of its obligations under this Agreement. The execution and delivery by the Supporting Stockholder of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not (a) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or to the loss of a benefit under, any agreement to which the Supporting Stockholder is a party or is subject, (b) conflict with or violate any Laws applicable to the Supporting Stockholder, other than violations that would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance of the Supporting Stockholder of its obligations under this Agreement.

3.4 Reliance.

(a) The Supporting Stockholder understands and acknowledges that the Lender is entering into the Subscription Agreement in reliance upon the Supporting Stockholder’s execution and delivery of this Agreement and agreement to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, and but for the Supporting Stockholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, the Lender would not have entered into the Subscription Agreement.

(b) The Supporting Stockholder acknowledges that the agreements, covenants and obligations set forth in this Agreement are reasonable under the circumstances with respect to duration and scope in order to protect the goodwill and other assets of the Company and are supported by adequate consideration, including the substantial benefits the Supporting Stockholder is receiving as a result of the Lender’s willingness to enter into the Subscription Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Supporting Stockholder as follows:

4.1 Organization; Authorization; Validity of Agreement. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the right and all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The person executing this Agreement on behalf of the Company has full power and authority to execute and deliver this Agreement on behalf of the Company and to thereby bind the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the Supporting Stockholder, constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

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ARTICLE V

MISCELLANEOUS

5.1 Termination. This Agreement shall terminate automatically, without any action on the part of any party hereto, upon the latest of:

(a) the first date on which both of the following have occurred: (i) the Initial Conversion Price Adjustment Supplemental Indenture has become operative and (ii) the Note has been repaid pursuant to the terms thereof on or prior to January 31, 2024; and

(b) the first date on which both the Initial Conversion Price Adjustment Supplemental Indenture and the Additional Conversion Price Adjustment Supplemental Indenture have become operative.

The date on which this Agreement so terminates per the preceding sentence is referred to in this Agreement as the “Termination Date”.

5.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Supporting Stockholder, and the Company shall have no authority to exercise any power or authority to direct the Supporting Stockholder in the voting of any of the Covered Shares, except as otherwise provided herein.

5.3 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement will survive the termination of this Agreement pursuant to Section 5.1; provided, however, that notwithstanding the foregoing, the parties hereto acknowledge and agree that the Company shall be entitled to exercise all rights and remedies with respect to any breach prior to and including the Termination Date of the representations, warranties, covenants and agreements made by the Supporting Stockholder, which breach (and all of the available remedies with respect thereto) shall expressly survive the Termination Date.

5.4 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses; provided, however, that in any proceeding to enforce this Agreement or the rights of the Company hereunder, the prevailing party in such proceeding shall be entitled to receive its reasonable attorney’s fees and all other reasonable costs and expenses incurred in such Action.

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5.5 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in accordance with the following clauses (i) and (ii): (i) by email to the parties at the following email addresses (or at such other email address for a party as shall be specified by like notice) and (ii) by email and hand delivery to the parties’ counsel at the following email addresses and street addresses (or at such other email address or street address for a party’s counsel as shall be specified by like notice):

(a)	To the Supporting Stockholder: As set forth in Exhibit A

(b)	To the Company:

Getaround, Inc.

55 Green Street

San Francisco, California 94111

Attention: Tom Alderman; Spencer Jackson

Email: tom@getaround.com; legal@getaround.com

with a copy (such copy not to constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

The Orrick Building

405 Howard Street

San Francisco, California 94105

Attention: Bill Hughes

Email: whughes@orrick.com

5.6 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

5.7 Succession and Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either party without the prior written consent of the other party, except with respect to a Transfer completed in accordance with Section 2.2. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Any assignment in violation of this Section 5.7 shall be void.

5.8 Entire Agreement; Third-Party Beneficiaries. This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the matters related herein and (b) is not intended to confer upon any Person other than the parties any rights or remedies; provided, however, that the Lender is an express third-party beneficiary of this Agreement and may directly enforce each of the covenants and agreements of the Supporting Stockholder under this Agreement .

5.9 Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 5.1, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

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5.10 Governing Law; Consent to Jurisdiction; Venue. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of laws provisions. Each of the parties (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware, (iv) waives any objection that it may now or hereafter have to the venue of any such proceeding in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware or that such proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (v) consents to service being made through the notice procedures set forth in Section 5.5. Each of the parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 5.5 shall be effective service of process for any proceeding in connection with this Agreement or the transactions contemplated hereby.

5.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THE TRANSACTION AGREEMENTS OR THE TRANSACTIONS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.11.

5.12 Waiver of Rights. No failure on the part of the Company to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of the Company in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The Company shall not be deemed to have waived any claim available to the Company arising out of this Agreement, or any power, right, privilege or remedy of the Company under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the Company; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.13 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 5.14 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

5.14 Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company and the Supporting Stockholders.

5.15 Counterparts. The parties may sign any number of copies of this Agreement. Each signed copy, which may be delivered by facsimile or PDF transmission, shall be an original, but all of them together represent the same agreement. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) will constitute effective execution and delivery of this Agreement as to the other parties hereto will be deemed to be their original signatures for all purposes.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed by its authorized officer as of the date first above written.

GETAROUND, INC.

By:	/s/ Spencer Jackson
Name: Spencer Jackson
Title: Secretary & General Counsel

[Signature Page to Stockholder Voting and Support Agreement]

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the date first above written.

INTERPRIVATE ACQUISITION CORP.

By:	/s/ Ahmed M. Fattouh
Name: Ahmed M. Fattouh
Title: Chief Executive Officer

[Signature Page to Stockholder Voting and Support Agreement]

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Exhibit A

Existing Shares

Stockholder	Address and Contact Info	Number of Covered Shares
INTERPRIVATE ACQUISITION MANAGEMENT II LLC	1350 AVENUE OF THE AMERICAS NEW YORK NY 10019 Email: bbentley@interprivate.com	8,056,980

A-1

Exhibit B

Joinder Agreement

[●], 20[●]

Reference is hereby made to the Stockholder Voting and Support Agreement, dated as of 7, 2023 (as the same may be amended, supplemented or modified from time to time, the “Agreement”), by and among Getaround, Inc., a Delaware corporation, and the Supporting Stockholder who is a party thereto. All capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Stockholder Voting and Support Agreement.

Pursuant to Section 2.2 of the Agreement, in connection with any Transfer, the applicable transferee shall execute and deliver a joinder to the Agreement. The undersigned, as an applicable transferee, certifies, by execution hereof, that the Transfer has been completed as at the date hereof.

The undersigned further acknowledges, agrees and confirms, by execution hereof, to become and to be deemed a party to, to adhere to and to be bound by the terms and provisions of the Agreement as a Supporting Stockholder party thereto and to have all of the rights and obligations of a Supporting Stockholder thereunder as of the date of the Transfer.

The undersigned further acknowledges, agrees and confirms that any notice required to be provided by the Agreement shall be given to the Supporting Stockholder at the address listed on the undersigned’s signature page hereto.

[Remainder of page intentionally left blank; signatures appear on the following page(s).]

B-1

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date first above written.

[SUPPORTING STOCKHOLDER]

By:
Name: [●]
Title: [●]

Supporting Stockholder	Address and Contact Info	Number of Covered Shares
[●]	[●] Email: [●]	[●]

B-2